UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 22, 2007
(Date of earliest event reported)

ELECTRO ENERGY INC.

(Exact name of registrant as specified in charter)

Florida	333-90614	59-3217746

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Shelter Rock Road, Danbury, Connecticut	06810

(Address of principal executive of offices)	(Zip code)

(203) 797-2699

(Registrant's telephone number including area code)

n/a

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 — Securities and Trading Markets

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the resignation earlier reported on June 20, 2007 of one of the Company’s independent directors who also served on the audit committee, the Company temporarily had two members on its audit committee. Under the NASDAQ Stock Market (“NASDAQ”) Marketplace Rule 4350, a NASDAQ listed company must have a minimum of three independent members on its audit committee. As a result of that temporary vacancy on the audit committee, on June 22, 2007, the Company received notice from the NASDAQ of noncompliance with NASDAQ Marketplace Rule 4350 as a result of not continuously having at least three independent members on its audit committee, but advising that the Company was within the grace period to regain compliance and was not subject to delisting from the NASDAQ as a result of the deficiency unless it failed to fill the vacancy within such applicable grace period.

Since that earlier resignation, the Company has appointed another current independent director, Dr. Robert Hamlen, to become a member of the audit committee effective June 25, 2007. Accordingly, the audit committee currently has three independent members. On June 27, 2007 NASDAQ sent a letter to the Company confirming that it now meets the NASDAQ Rule 4350 requirement and is in compliance as a result of the appointment of a third independent director to the audit committee.

The press release issued by the Company on June 28, 2007, disclosing this new appointment to the Audit Committee and the compliance with Nasdaq’s listing requirement, is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this Current Report on Form 8-K:

99.1	Press Release issued by the Company dated June 28, 2007

SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRO ENERGY INC.

	By:	/s/ Michael E. Reed

Name: Michael E. Reed
Title: Chief Executive Officer
Dated: June 28, 2007